Free Writing Prospectus Registration Statement No. 333-131266 Dated June 30, 2008 Filed pursuant to Rule 433

Market Vectors                              ETNs
A New Trade Route to World Currencies.
Market Vectors ETNs
Chinese Renminbi (CNY)                      Learn more
Indian Rupee (INR)                          View Product Facts
Double Long Euro (URR)                      Performance and Prospectus
Double Short Euro (DRR)                     Request ETN Literature

marketvectorsETNs.com                       1.888.MKT.VCTR

The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.

The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the amount of your initial investment in the Market Vectors
Currency ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs.
Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

In the case of the Market Vectors Double Exposure ETNs (Double Long and Double
Short strategies), if the closing indicative value of the ETNs is less than or equal to $1.00 per ETN on any index business day, the maturity date of the ETNs will be accelerated and the ETNs will return only a de minimis amount, or zero.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets;
and Morgan Stanley's creditworthiness.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators, and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the amount of your initial investment at any time

http://www.venueadv.com/VanEckGlobal/48932/48932_VEG_MrktVctrETNs.html over the term of the ETNs.

Market Vectors Double Exposure ETNs are also subject to additional significant risks associated with leverage. Any movement in the spot exchange rate or any differential between short-term interest rates will have a two-times leveraged impact on the underlying index. Additional risks associated with Market Vectors
Double Exposure ETNs include adverse effects of interest rates on the index. In addition, the daily rebalancing of the index may dampen the positive effect or amplify the negative impact of currency movements on the index level.

Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at
marketvectorsETNS.com or EDGAR on the SEC Web site at sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities
Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.

http://www.venueadv.com/VanEckGlobal/48932/48932_VEG_MrktVctrETNs.html

Market Vectors
1.888.MKT.VCTR

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------------
Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by clicking here or EDGAR on the SEC Web site at www.sec.gov.
Alternatively, you may request a free copy of the prospectus by calling Van Eck
Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from
Morgan Stanley or any other dealer participating in this offer.

Market Vectors Currency ETNs

Currency ETNs
Single Exposure ETNs
  Chinese Renminbi/USD ETN
  Indian Rupee/USD ETN
Double Exposure ETNs
  Double Long Euro ETN
  Double Short Euro ETN

Frequently Asked Questions
What are Market Vectors Currency ETNs?
What are Market Vectors Double Exposure ETNs?
What are the advantages of exchange-traded notes?
How do ETNs generate returns?
Who is the issuer?
How can you buy and sell Market Vectors ETNs?
What are the risks of investing in ETNs?

How can you use Market Vectors ETNs as part of your investment program?

For individual investors and financial professionals alike, Market Vectors
Currency ETNs provide an innovative, convenient way to trade, hedge or invest in dynamic world currency markets.

Features and Benefits

Convenient
easy access to major world currencies through a single securities transaction
Customized
customized tools to execute risk management strategies
Economical
cost-effective way to take directional positions on global currencies

1 Please see the prospectus for complete information about investor fees. The
Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by an amount equal to the yearly investment fee times the principal amount of your
ETNs times the Index Factor on that day (or, if such day is not an index business day, the Index Factor on the immediately preceding an index business day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the value of the underlying index on the inception date.

2 Investors must make a request to redeem at least 50,000 units of the ETNs directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.

3 The ETNs are not rated and offer no principal protection. Investors in the
ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier redemption.

http://www.marketvectorsetns.com/index_etn.cfm?cat=101&LN=1&rfl=/etn/iinblast

The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.

The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the amount of your initial investment in the Market Vectors
Currency ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs.
Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

In the case of the Market Vectors Double Exposure ETNs (Double Long and Double
Short strategies), if the closing indicative value of the ETNs is less than or equal to $1.00 per ETN for any index business day, the maturity date of the
ETNs will be accelerated and the ETNs will return only a de minimis amount, or zero.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets;
and Morgan Stanley's creditworthiness.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the amount of your initial investment at any time over the term of the ETNs.
Market Vectors Double Exposure ETNs are also subject to additional significant risks associated with leverage. Any movement in the spot exchange rate or any differential between short-term interest rates will have two times leveraged impact on the underlying index. Additional risks associated with Market Vectors
Double Exposure ETNs include adverse effects of interest rates on the index. In addition, the daily rebalancing of the index may dampen the positive effect or amplify the negative impact of currency movements on the index level.

"Standard & Poor's(R)," "S&P(R)," "S&P Chinese Renminbi Total Return Index" and
"S&P Indian Rupee Total Return Index" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by Morgan Stanley. The Market
Vectors Currency ETNs are not sponsored, endorsed, sold or promoted by The
McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Market Vectors
Currency ETNs.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.

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http://www.marketvectorsetns.com/index_etn.cfm?cat=101&LN=1&rfl=/etn/iinblast

Market Vectors ETNs
1.888.MKT.VCTR

Home
Prices and Returns
Product Facts
Index Facts
Index Values and Returns
Literature
Prospectuses
How to Purchase
In the News
Request Literature
Contact Us
------------------------
Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by clicking here or EDGAR on the SEC Web site at www.sec.gov.
Alternatively, you may request a free copy of the prospectus by calling Van Eck
Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from
Morgan Stanley or any other dealer participating in this offer.

Request Product Literature
Please send me the following information on Market Vectors ETNs:
Quantity
Single Exposure ETNs
  Market Vectors-Chinese Renminbi/USD ETN
  Market Vectors-Indian Rupee/USD ETN
Double Exposure ETNs
  Market Vectors-Double Long Euro ETN
  Market Vectors-Double Short Euro ETN
  General (all Market Vectors ETNs)
Investment Professional:
(check if you are an investment professional)
Via:
Mail (check to receive hard copies via mail)
Company Name:
Your Name:
Address 1:
Address 2:
City
State -or- Country: Zip:
Phone:
Email (if checked, only email will be sent - no hard copies will be mailed)
Company Name:
Your Name:
E-mail Address:
Phone:
A typical information kit includes a prospectus and a fact sheet. If you need more information, please call Marketing and Sales Support at 1.888.658.8287 for assistance.
Submit
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index_etn.cfm?cat=105&LN=3-10&rfl=/etn/iinblastrequest